SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release is being entered into by Workiva Inc. and Matthew M. Rizai (together, “Parties”). All capitalized terms not defined herein will have the meaning set forth in the Employment Agreement between the Parties, dated November 6, 2014.

WHEREAS, Mr. Rizai is being separated from employment with Workiva effective on June 11, 2018;

WHEREAS, Workiva wishes to provide Mr. Rizai with the benefits delineated in ¶ 5.2 of the Employment Agreement subject to his execution of a release of claims; and

WHEREAS, the Parties wish to resolve all matters related to Mr. Rizai’s employment with and separation from Workiva in an amicable manner.

THEREFORE, the Parties agree as follows:
1.SEPARATION DATE.
1.1.    Mr. Rizai’s separation from employment with Workiva is effective on June 11, 2018 (“Separation Date”).
1.2.    In order to satisfy the notice requirement of ¶ 5.6(d) of the Employment Agreement, whether or not he executes this Agreement, Mr. Rizai will receive the Accrued Amounts through June 21, 2018.
2.    VALUABLE CONSIDERATION.
2.1.    Workiva agrees to pay Mr. Rizai severance pay in an amount equal to three times the sum of his Base Salary as of the Separation Date and the Target Bonus for 2018. This amount will be paid in a lump sum within 30 days after the Separation Date and will be less all required withholding.
2.2.    In addition, Mr. Rizai will receive a payment equivalent to the Annual Bonus he received for fiscal year 2017, if any, prorated for 2018 through the Separation Date. This amount will be paid by no later than March 15, 2019 and will be less required withholding.
2.3.    Assuming Mr. Rizai timely elects to continue his health insurance pursuant to COBRA, Workiva will reimburse him for the difference between the monthly COBRA premium paid for himself and his dependents and the monthly premium amount paid by similarly situated active executives with the same coverage. This reimbursement will be made on the 10th of the month following the month in which Mr. Rizai timely remits the premium payment. Mr. Rizai will be eligible to receive such reimbursement until the earlier of the date he is no longer eligible to receive COBRA coverage and the date on which he becomes eligible for the benefits of another employer.
2.4.    The treatment of all outstanding equity awards will be determined pursuant to the terms of the Equity Plan and applicable award agreements, provided that, notwithstanding these terms:
2.4.1.    All outstanding unvested stock or equity unit options, appreciation units and stock appreciation rights, granted to Mr. Rizai during the Employment Term will become fully vested and exercisable for the remainder of their full term;
2.4.2.    All outstanding equity-based compensation awards other than stock options, appreciation units and stock appreciation rights that are not intended to qualify as performance-based compensation under § 162(m)(4)(C) of the Internal Revenue Code will become fully vested and the restrictions thereon will lapse; provided that any delays in the settlement or payment of such awards that are set forth in the applicable award agreement or that are required under § 409A of the Code will remain in effect; and
2.4.3.    All outstanding equity-based compensation awards other than stock or equity unit options, appreciation units and stock appreciation rights that are intended to constitute performance-based compensation under § 162(m)(4)(C) of the Code will remain outstanding and will vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.
2.5.    Mr. Rizai is hereby released from the restrictive covenants of ¶ 7 of the Employment Agreement.
2.6.    Mr. Rizai acknowledges that the benefits described above are owed to him by law or contract, and to the extent they are owed to him by contract, his receipt of these benefits is contingent upon his execution of the release herein.
3.    RELEASE, WAIVER AND COVENANTS NOT TO SUE.
3.1.    Mr. Rizai hereby releases and waives all claims and causes of action of any kind that he has, known and unknown, against Workiva, including its owners, officers, directors, employees, affiliates, agents, successors and/or assigns (Workiva together with these individuals and entities are referred to as the “Released Parties”). This release and waiver includes all claims and causes of action that he has under any federal, state or local law, including Title VII of the Civil Rights Act, the Americans with Disabilities Act and the Age Discrimination in Employment Act, and their state law equivalents. It also includes any common law claims, such as contract and tort claims.
3.2.    Mr. Rizai agrees not to file any lawsuit based on claims he has released in this Agreement, although he may participate in an investigation or proceeding conducted by an administrative agency provided he agrees to waive his right to any monetary recovery.
3.3.    This release and waiver by Mr. Rizai does not apply to any suit to enforce this Agreement or to any claims under the Age Discrimination in Employment Act that may arise after the date on which Mr. Rizai executes this Agreement.
4.    RETURN OF PROPERTY.
4.1.     Mr. Rizai agrees that he will return to Workiva by no later than June 15, 2018, all property belonging to Workiva, including all property set forth in ¶ 11.2 of the Employment Agreement regarding Exit Obligations. Mr. Rizai understands that his receipt of severance and other benefits pursuant to this Agreement is contingent upon the return of all property.
5.    ONGOING OBLIGATIONS.
5.1.    Mr. Rizai acknowledges his ongoing obligations under the Non-Disparagement provision (¶ 8 of the Employment Agreement) and Confidentiality and Invention Assignment Agreement (Annex B to the Employment Agreement) which survive the termination of employment.
6.    KNOWING AND VOLUNTARY RELEASE.
6.1.    Mr. Rizai has been given this Agreement on June 11, 2018 and has 21 days in which to consider whether to execute it.
6.2.    Mr. Rizai agrees that he has signed this Agreement knowingly and voluntarily and not as a result of threats or coercion.
6.3.    MR. RIZAI IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.
7.    ENTIRE AGREEMENT AND SEVERABILITY.
7.1.    The Parties agree that this Agreement sets forth the entire agreement between them and supersedes all other written or oral understandings or contracts they may have, with the exception of those terms of the Employment Agreement which expressly survive the termination of Mr. Rizai’s employment; the Confidentiality and Invention Assignment Agreement; the Workiva Inc. Nonqualified Deferred Compensation Plan; the Amended and Restated Workiva Inc. 2009 Incentive Plan; the Workiva Inc. 2014 Equity Incentive Plan (As Amended and Restated Effective June 14, 2016); and any other applicable award agreements or plans.
8.    APPLICABLE LAW.
8.1.    This Agreement is governed by the laws of the State of Iowa without regard for its choice of law principles.
9.    EFFECTIVE DATE.
10.1.     To accept the terms of this Agreement, Mr. Rizai must sign and deliver it to Workiva, c/o Troy Calkins.
10.2.    Mr. Rizai may revoke this Agreement during the seven-day period immediately following his execution of the Agreement by delivering written notice of revocation to Workiva, c/o Mr. Calkins. Assuming no revocation, this Agreement will become final and binding on both Parties on the eighth day following his execution of this Agreement (“Effective Date”).

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

MATTHEW M. RIZAI /s/ Matthew M. Rizai Date: June 12, 2018	WORKIVA INC. By: /s/ Troy M. Calkins Title: Executive Vice President, Chief Legal and Administrative Officer Date: June 12, 2018 ____________________________

92775128.4